Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON INCREASES QUARTERLY DIVIDEND BY 30.4% AND ANNOUNCES SHARE REPURCHASE PROGRAM OF 3 MILLION SHARES

HONOLULU, Hawaii (June 24, 2021) – The Board of Directors of Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today declared a third quarter dividend of $0.30 per common share. The dividend represents a seven-cent, or 30.4%, increase over the prior dividend and will be paid on September 2, 2021 to all shareholders of record as of the close of business on August 5, 2021. The Board also approved a share repurchase program totaling three million shares, or approximately seven percent of outstanding common shares. As of June 24, 2021, the authorization represents approximately $190 million of potential repurchases.

“We are pleased to announce this return of capital to shareholders,” said Matt Cox, Matson’s Chairman and Chief Executive Officer. “The substantive increase in the dividend and the initiation of a new share buyback program reflects our Board’s confidence in long-term free cash flow growth. Last May we successfully launched a second expedited ocean service from China to the U.S. West Coast, the CLX+, to accommodate overwhelming demand for our original expedited China-to-Long Beach service. The success of the CLX+ service is expected to continue to be a driver in free cash flow growth.”

Mr. Cox added, “After re-setting our dividend to this new level and providing maintenance capital expenditures to support ongoing operations, we will maintain our investment-grade balance sheet while also continuously seeking to acquire businesses and drive organic growth opportunities that meet our investment criteria. We will be both disciplined and opportunistic in our capital allocation, including the execution of share repurchases and aligning dividend decisions with growth in our long-term free cash flow. As always, we remain committed to return excess cash to shareholders as another means to create additional shareholder value over the long term.”

Shares will be repurchased in the open market from time to time at the Company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common shares and general market conditions. The Company may enter into Rule 10b5-1 plans to facilitate purchases under the program. The repurchase program may be suspended or discontinued at any time.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates two premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to, statements about free cash flow growth, the success of the CLX+ service, capital allocation plans, liquidity, dividend decisions, and the timing, manner and volume of repurchases of common shares pursuant to the repurchase program. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.